Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-172202

Prospectus Supplement No. 3

(To Prospectus dated April 16, 2015)

SNAP INTERACTIVE, INC.

UP TO 4,117,500 SHARES OF COMMON STOCK

This Prospectus Supplement No. 3 supplements and amends the prospectus dated April 16, 2015, as amended by Prospectus Supplement No. 1 dated April 30, 2015 and Prospectus Supplement No. 2 dated May 15, 2015, referred to herein as the Prospectus. This prospectus supplement is being filed to include the information set forth in our Current Report on Form 8-K dated May 15, 2015, which is attached hereto.

This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus, including any supplements and amendments thereto.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

There are significant risks associated with an investment in our common stock. These risks are described under the caption “Risk Factors” beginning on page 3 of the Prospectus, as the same may be updated in prospectus supplements.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 19, 2015.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 15, 2015

SNAP INTERACTIVE, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-52176	20-3191847
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

320 W. 37th Street, 13th Floor, New York, NY	10018
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 594-5050

(Former name or former address, if changed since last report) Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4I under the Exchange Act (17 CFR 240.13e-4I)

Section 5 – Corporate Governance and Management

Item 5.07.	Submission of Matters to a Vote of Security Holders.

On May 15, 2015, Snap Interactive, Inc. (the “Company”) held its 2015 Annual Meeting of Stockholders (the “Annual Meeting”) to elect two directors to serve until the 2016 Annual Meeting of Stockholders or until their successors are elected and qualified (“Proposal 1”). For more information about the foregoing proposal, see the Company’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission (the “SEC”) on March 23, 2015 (the “Proxy Statement”), as supplemented by the Company’s Supplement to the Proxy Statement filed with the SEC on April 30, 2015, each of which is incorporated herein by reference.

The table below shows the final results of the voting at the Annual Meeting:

Proposal 1	Votes Cast For	Votes Withheld	Broker Non-Votes

Clifford Lerner	32,654,735	17,690	0

Alexander Harrington	32,656,235	16,190	0

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	May 19, 2015

SNAP INTERACTIVE, INC.

		By:	/s/ Clifford Lerner
Clifford Lerner
President and Chief Executive Officer

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